Exhibit 99.1

KULR Technology Group Reports Preliminary Second Quarter 2021 Financial Results & Reminder of its Battery Solutions Day Event

Q2 Year-over-Year Revenue Increased Over 200% and First Half 2021 Year-over-Year Revenue Increased Over 250% as Company Expects Growth Momentum to Continue in 2021

SAN DIEGO / GLOBENEWSWIRE / August 03, 2021 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a leading developer of next-generation lithium-ion battery safety and thermal management technologies, today announced its unaudited preliminary financial results for the second quarter of 2021 ending June 30th, 2021.

The Company is also providing a reminder that KULR will host its first Battery Solutions Day on Tuesday September 21, 2021. Those interested in attending KULR's Battery Solutions Day live, as well as receiving event updates, may subscribe for email notifications at BSD@kulrtechnology.com.

Q2’21 Financial Highlights:

•	Revenue for the three months ended June 30, 2021 is estimated at $620,000, compared with $201,128 for the three months ended June 30, 2020

•	Gross profit for the three months ended June 30, 2021 is estimated at $180,000, compared with $156,394 for the three months ended June 30, 2020

H1’21 Financial Highlights:

•	Revenue for the six months ended June 30, 2021 is estimated at $1,030,000, compared with $278,628 for the six months ended June 30, 2020

•	Gross profit for the six months ended June 30, 2021 is estimated at $320,000, compared with $203,851 for the three months ended June 30, 2020

Cash Position and Proceeds:

Cash position increased to over $12,150,000 as of June 30, 2021, compared with $767,906 on June 30, 2020. This increase is mainly attributable to:

•	Gross proceeds of approximately $6.5M received from the registered direct offering completed on May 20, 2021; and

•	Gross proceeds of approximately $3.7M received in Q2’21 from the exercise of warrants to purchase an aggregate of 3,000,000 shares of common stock.

CEO Commentary:

“We expect strong year-over-year revenue growth for the rest of 2021, as we continue to build out our management team for mass market applications and scaled-up manufacturing,” said KULR CEO Michael Mo. “Our attention to targeting adjacent markets complementary to our established battery safety and thermal management products, such as recycling and end of battery life shipment logistics, is starting to show traction. Since we received the two Department of Transportation special permits towards the end of Q2, we received increasing customer interest in our safe shipping solutions and expect to see increased market penetration in subsequent quarters as a result of obtaining those much-coveted DoT permits. Our cash position is the strongest in the Company’s history with virtually no debt, while the entire KULR team is laser focused on the execution and delivery of the Company’s strategic growth initiatives with the goal of significantly increasing shareholder value in the quarters and years to come.”

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) develops, manufactures and licenses next-generation carbon fiber thermal management technologies for batteries and electronic systems. Leveraging the company's roots in developing breakthrough cooling solutions for NASA space missions and backed by a strong intellectual property portfolio, KULR enables leading aerospace, electronics, energy storage, 5G infrastructure, and electric vehicle manufacturers to make their products cooler, lighter and safer for the consumer. For more information, please visit www.KULRTechnology.com.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 19, 2021. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Media Contact:

Derek Newton

Head, Media Relations

Main: (786) 499-8998

Derek.Newton@KULRTechnology.com

Investor Relations:

Tom Colton or Matt Glover

Gateway Investor Relations

Main: (949) 574-3860

KULR@gatewayir.com